Exhibit 10.1

EXECUTION VERSION

MANAGEMENT AGREEMENT

among

DI Issuer LLC,

LMRK DI PROPCO LLC,

LMRK DI PROPCO CAN-BO LLC

and

LMRK DI CAN-RO HOLDINGS LTD.,

as Owners,

WILMINGTON TRUST, NATIONAL ASSOCIATION

as Indenture Trustee,

and

LANDMARK INFRASTRUCTURE PARTNERS GP LLC,

as Manager

Dated as of October 13, 2021

LIST OF SCHEDULES AND EXHIBITS

Schedule I	–	List of Data Centers

Exhibit A	–	Initial Budgeted Operating Expenses

Exhibit B	–	Form of Manager Report

i

MANAGEMENT AGREEMENT

THIS MANAGEMENT AGREEMENT (as amended, supplemented or otherwise modified and in effect from time to time, this “Agreement”) is entered into as of October 13, 2021 (the “Effective Date”) by and among each of the entities listed on the signature pages hereto under the heading “Initial Owners” (collectively, the “Initial Owners” and together with any entity that becomes a party hereto after the date hereof as an “Additional Owner”, the “Owners”), Wilmington Trust, National Association (the “Indenture Trustee”), and Landmark Infrastructure Partners GP LLC, a Delaware limited liability company (the “Manager”).

SECTION 1.   Definitions.

(a)Defined Terms.  All capitalized terms used in this Agreement and not defined herein shall have the meanings ascribed to them in the Indenture. As used in this Agreement, the following terms shall have the following meanings:

“Additional Owner” shall have the meaning ascribed to it in the preamble hereto.

“Administrative Services” shall have the meaning ascribed to it in Section 4 hereof.

“Advance Interest” shall have the meaning ascribed to it in Section 9(c) hereof.

“Advances” shall have the meaning ascribed to it in Section 9(c) hereof.

“Agreement” shall have the meaning ascribed to it in the preamble hereto.

“Available Funds” shall have the meaning ascribed to it in Section 23(e) hereof.

“Budgeted Operating Expenses” shall have the meaning ascribed to it in Section 8 hereof.

“Debt Service Advance” shall mean an amount equal to the excess of (i) the Monthly Payment Amount due and payable on such Payment Date over (ii) the sum of (x) the amount of funds on deposit in the Debt Service Sub-Account on such day and (y) the amount on deposit in the Liquidity Reserve Sub-Accounts on such day, in each case available to pay such Monthly Payment Amount on such day.

“Discretionary Amendment” shall have the meaning ascribed to it in Section 5 hereof.

“Discretionary Manager Advances” shall have the meaning ascribed to it Section 9(c) hereto.

“Disposition Period” shall mean, if the Note Principal Balance for any Note of a Series is greater than zero on the Series Disposition Period Date with respect to such Series, the period commencing on such Series Disposition Period Date and ending on the earlier of (i) the date upon which the Note Principal Balance of each Note of such Series is reduced to zero and (ii) the Rated Final Payment Date for such Series.

“Effective Date” shall have the meaning ascribed to it in the preamble hereto.

“Expiration Date” shall mean the later of (i) September 15, 2028 and (ii) the date on which all Obligations under the Indenture have been paid in full and there are no Notes outstanding, as such date may be extended from time to time pursuant to Section 19.

“Extension Notice” shall have the meaning ascribed to it in Section 19(a) hereof.

“Extraordinary Expenses” shall mean any unanticipated Operating Expenses, Maintenance Capital Expenditures or Capital Expenditures.

“Indenture” shall mean the Indenture, dated as of the date hereof, among the Initial Owners and Wilmington Trust, National Association, as Indenture Trustee.

“Initial Owners” shall have the meaning ascribed to it in the preamble hereto.

“Manager” shall have the meaning ascribed to it in the preamble hereto.

“Manager Remittance Date” shall mean the Business Day preceding each Payment Date.

“Manager Report” shall have the meaning ascribed to it in Section 3(f) hereof.

“Monthly Payment Amount” shall mean, with respect to any Payment Date, the amount of Accrued Note Interest on the Notes due and payable on such Payment Date in respect of the related Interest Accrual Period at the applicable Note Rate.

“Nonrecoverable Advance” shall mean any Nonrecoverable Debt Service Advance or Nonrecoverable Property Protection Advance.

“Operating Account” shall have the meaning ascribed to it in Section 7(a) hereof.

“Operation Standards” shall mean the standards for the performance of the Services set forth in Section 5 hereof.

“Other Management Agreements” shall mean any agreement other than this Agreement pursuant to which the Manager provides services comparable to the Services to another Person.

“Owners” shall have the meaning ascribed to it in the preamble hereto.

“Permitted Investments” shall have the meaning ascribed to it in the Cash Management Agreement.

“Prime Rate” shall mean the “prime rate” published in the “Money Rates” section of The Wall Street Journal, as such “prime rate” may change from time to time. If The Wall Street Journal ceases to publish the “prime rate”, then the Manager, in its sole discretion, shall select an equivalent publication that publishes such “prime rate”; and if such “prime rate” is no longer generally published or is limited, regulated or administered by a governmental or quasigovernmental body, then the Manager shall select a comparable interest rate index.

“Property Protection Advances” shall mean advances to pay delinquent real and personal property taxes, levies, assessments and similar charges assessed by governmental authorities on a Data Center (including payments in lieu of taxes) and hazard insurance premiums, other Priority Expenses and Maintenance Capital Expenditures and to cover other costs and expenses necessary to realize upon Data Centers, including, all customary, reasonable and necessary out-of-pocket costs and expenses incurred by the Manager from time to time in connection with (a) the payment of (i) Impositions, (ii) insurance premiums, (iii) other Priority Expenses and (iv) Maintenance Capital Expenditures, in each case to the extent that, in the Manager’s sole discretion exercised in good faith and in accordance with the terms of this

Agreement, such costs and expenses are necessary to realize upon the Data Centers or prevent an immediate or material loss to the Asset Entities’ interest in such Data Center, (b) any enforcement or judicial proceedings that are initiated by the Servicer or the Indenture Trustee, or in which the Servicer or Indenture Trustee is a named party, including but not limited to, court costs, attorneys’ fees and expenses, costs for third party experts, including environmental and engineering consultants and (c) any other item specifically identified as a Property Protection Advance herein; provided, however, the Manager or the Indenture Trustee, as applicable, will not be responsible for advancing (1) the cost to cure any failure of the Data Centers to comply with any applicable law, including any environmental law, or to contain, clean up, or remedy an environmental condition present at any Data Center, (2) any losses arising with respect to defects in the title to any Data Center, (3) any costs of capital improvements to any Data Center other than those necessary to prevent an immediate or material loss to the Asset Entities’ interest in such Data Center; (4) amounts required to cure any damages resulting from causes not required to be insured under the Indenture, and not so insured or (5) any amounts necessary to fund the Reserves.

“Records” shall have the meaning ascribed to it in Section 12 hereof.

“Services” shall mean, collectively, the Site Management Services and the Administrative Services.

“Servicing Agreement” shall mean the Servicing Agreement dated as of the date hereof, by and between the Indenture Trustee and the Servicer.

“Site Management Services” shall have the meaning ascribed to it in Section 3 hereof.

“Term” shall have the meaning ascribed to it in Section 19 hereof.

“Third Party Receipts” shall have the meaning ascribed to it in the Cash Management Agreement.

(b)Rules of Construction.

Unless the context otherwise requires:

(i)a term has the meaning assigned to it;

(ii)an accounting term not otherwise defined herein and accounting terms partly defined herein, to the extent not defined, shall have the respective meanings given to them under GAAP as in effect from time to time;

(iii)“including” means including without limitation;

(iv)words in the singular include the plural and words in the plural include the singular;

(v)all references to “$” are to United States dollars unless otherwise stated;

(vi)any agreement, instrument or statute defined or referred to in this Agreement or in any instrument or certificate delivered in connection herewith means such agreement, instrument or statute as from time to time amended, modified or supplemented and includes (in the case of agreements or instruments) references to all attachments thereto and instruments incorporated therein;

(vii)references to a Person are also to its permitted successors and assigns; and

(viii)the words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

SECTION 2.   Appointment.  On the terms and conditions set forth herein, each Owner hereby engages the Manager to perform the Services described herein. The Manager hereby accepts such engagement. The Manager is an independent contractor, and nothing in this Agreement or in the relationship of any Owner and the Manager shall constitute a partnership, joint venture or any other similar relationship.

SECTION 3.   Site Management Services.  During the Term, the Manager shall, subject to the terms hereof, perform those functions reasonably necessary to maintain, market, operate, manage and administer the Data Centers and other assets of the Obligors, all in accordance with the Operation Standards (collectively, the “Site Management Services”). Without limiting the generality of the foregoing, the Manager will have the specific duties set forth in Sections 3(a) through (g) hereof in relation to the Data Centers.

(a)Marketing/Leasing of Data Centers.  The Manager shall use commercially reasonable efforts to market and procure Tenant Leases with third party customers for the Data Centers, including locating potential Tenants, negotiating Tenant Leases with such Tenants and executing and/or brokering new Tenant Leases and renewals as agent for the Owners. The Manager shall have complete authority to negotiate all of the terms of each Tenant Lease, both economic and non-economic, as well as complete authority to negotiate and execute amendments and other modifications thereto in the name of or on behalf of an Owner, subject to Section 7.29 of the Indenture; provided, however, that the terms of any Tenant Lease or amendment or modification thereof shall be on commercially reasonable terms and negotiated in accordance with the Operation Standards.

(b)Data Center Operations.  The Manager shall monitor and manage each Owner’s property rights associated with the Data Centers, make periodic inspections of the Data Centers pursuant to the Operation Standards for needed repairs, arrange for repairs, alterations or improvements (including managing capital improvements and other construction in connection with the leasing of site space and electrical capacity) determined by the Manager to be necessary or appropriate or otherwise required under the related Tenant Lease(s), and otherwise provide for the maintenance of the Data Centers, including using commercially reasonable efforts to ensure that Tenants install their equipment in accordance with the terms of the relevant Tenant Lease and that all Data Centers are maintained in compliance in all material respects with all applicable laws, rules and regulations, and shall otherwise ensure that the Owners meet all of their obligations under the Tenant Leases. The Manager shall arrange for all utilities (including electricity), services, equipment and supplies necessary for the management, operation, maintenance and servicing of the Data Centers in accordance with the terms and conditions of the Tenant Leases, Site Leases and applicable laws, rules and regulations, including the payment of all Priority Expenses with respect to each Data Center pursuant to Section 9(b) hereof. The Manager shall perform on behalf of each Owner any obligation reasonably required of such Owner pursuant to any utility contract, agency agreement, Site Lease or other agreement related to the Data Centers (other than the payment of amounts due from the Owners thereunder, which payments shall be paid out of the Priority Expense Reserve Sub-Accounts, Liquidity Reserve Sub-Accounts, Capital Expenditures Reserve Sub-Accounts or the Operating Account as provided herein).

(c)Administration of Tenant Leases.  The Manager shall, on behalf of the Owners (i) maintain a database of the Tenant Leases indicating, for each Tenant Lease, the contractual amount of power, or square footage, as the case may be, to be supplied to the relevant Tenant, the amount of all payments due to the Owners from the Tenant thereunder, the dates on which such payments are due, (ii)

invoice all Rents and other Receipts due to the Owners under the Tenant Leases and all amounts otherwise payable to the Owners with respect to the Data Centers, use commercially reasonable efforts to collect all Rents and other Receipts due to the Owners under the Tenant Leases and all amounts otherwise payable to the Owners with respect to the Data Centers and manage delinquencies and defaults under the Tenant Leases and (iii) perform all services required to be performed by the Owners under the terms of the Tenant Leases, Site Leases and other Data Center agreements, in each case in accordance with the Operation Standards. Each Owner hereby authorizes the Manager to take any action the Manager deems to be necessary or appropriate to enforce the terms of each Tenant Lease, each Site Lease and each other Data Center agreement in accordance with the Operation Standards, including, but not limited to, the right to exercise (or not to exercise) any right such Owner may have to collect Rent and other Receipts due under the Tenant Leases (whether through judicial proceedings or otherwise), to terminate any Tenant Lease and/or to evict any Tenant. The Manager shall also have the right, in accordance with the Operation Standards, to compromise, settle, and otherwise resolve claims and disputes with regard to Tenant Leases, Site Leases and other Data Center agreements. The Manager may agree to any modification or waiver of any term of, forgive any payment on, and permit the release of any Tenant on, any Tenant Lease pertaining to the Data Centers as it may determine to be necessary or appropriate in accordance with the Operation Standards.

(d)Early Terminated Tenant Leases. The Manager shall not terminate any Tenant Lease (other than in connection with a default by the Tenant under such Tenant Lease) in whole or in part (including by reducing the Leased Capacity contracted to be provided under any Tenant Lease) where the consideration for such termination relates to any data center other than the Data Centers or any other business or financial interests of the Manager or its Affiliates, unless (A) after giving effect to such termination (giving effect to any concurrent replacement), the pro forma Amortization DSCR is at least 1.30:1 or (B) (1) the Parent has made a capital contribution to the applicable Owner in an amount equal to the aggregate amount of foregone rent in connection with such termination, to the extent in excess of any Early Termination Fee actually received by such Owner from the related Tenant in connection with such termination, which capital contribution will be deemed to be an Early Termination Fee received by the applicable Owner with respect to such Tenant Lease, (2) prior written notice has been provided to the Rating Agencies and (3) the Obligors have delivered to the Indenture Trustee an opinion with respect to such termination of nationally recognized counsel with experience in such matters regarding the substantive nonconsolidation of the assets and liabilities of the Obligors in the event that the Parent (or such Affiliate of the Parent) were to become a debtor in a voluntary or involuntary bankruptcy.

(e)Compliance with Law, Etc.  The Manager will take such actions within its reasonable control as may be necessary to comply in all material respects with any and all laws, ordinances, orders, rules, regulations, requirements, permits, licenses, certificates of occupancy, statutes and deed restrictions applicable to the Data Centers. Without limiting the generality of the foregoing, the Manager shall use commercially reasonable efforts to apply for, obtain and maintain, in the name of the respective Owner, or, if required, in the name of the Manager, the licenses and permits reasonably required for the operation of the Data Centers as data centers, or for the management, marketing and operation of the Data Centers. The cost of complying with this paragraph shall be the responsibility of the Owners, shall be considered an Operating Expense and will be payable out of the Operating Account.

(f)On the date that is four (4) Business Days prior to each Application Date, the Manager will furnish to the Issuer, the Indenture Trustee and the Servicer a report (the “Manager Report”) in substantially the form attached as Exhibit B hereto with respect to the periods specified therein.

(g)During the Disposition Period for any Series, the Manager shall utilize efforts consistent with the Operation Standards to cause all of the Data Centers and related Tenant Leases to be sold or otherwise dispose of, or refinanced, prior the Rated Final Payment Date for such Series for an amount sufficient, when combined with all other amounts available for such purposes on deposit in any

Collection Account and applied as set forth in Section 5.01 of the Indenture, to cause the Note Principal Balance of all outstanding Series of Notes to be reduced to zero and all outstanding expenses of the Issuer to be paid. In the event of any such sale, disposition or refinancing, the proceeds thereof shall be deposited into the Collection Account and applied as an optional prepayment of the Notes of each outstanding Series in accordance with Section 2.09 of the Indenture on the Payment Date immediately following the Collection Period in which such deposit occurs.

SECTION 4.   Administrative Services.

(a)During the Term of this Agreement, the Manager shall provide, or the Manager shall cause to be provided, in each case, subject to the terms hereof, to each Owner the following administrative services in accordance with the Operation Standards (collectively, the “Administrative Services”):

(i)clerical, bookkeeping and accounting services, including maintenance of general records of the Owners and the preparation of monthly financial statements, as necessary or appropriate in light of the nature of the Owners’ business and the requirements of the Indenture and the other Transaction Documents;

(ii)maintain accurate books of account and records of the transactions of each Owner, render statements or copies thereof from time to time as reasonably requested by such Owner and assist in all audits of such Owner;

(iii)prepare and file, or cause to be prepared and filed, all franchise, withholding, income and other tax returns of each Owner required to be filed by it and arrange for any taxes owing by such Owner to be paid to the appropriate authorities out of funds of such Owner available for such purpose, all on a timely basis and in accordance with applicable law;

(iv)administer each Owner’s performance under the Indenture and the other Transaction Documents, including (A) preparing and delivering on behalf of such Owner such opinions of counsel, officers’ certificates, financial statements, reports, notices and other documents as are required under the Indenture and the other Transaction Documents and (B) holding, maintaining and preserving the Indenture and the other Transaction Documents, the Tenant Lease File and books and records relating to the Indenture and the other Transaction Documents and the transactions contemplated thereby, and making such books and records available for inspection in accordance with the terms of the Indenture and the other Transaction Documents;

(v)take all actions on behalf of each Owner as may be necessary or appropriate in order for such Owner to remain duly organized and qualified to carry out its business under applicable law, including making all necessary or appropriate filings with federal, state and local authorities under corporate and other applicable statutes; and

(vi)manage all litigation instituted by or against any Owner, including retaining on behalf of and for the account of such Owner legal counsel to perform such services as may be necessary or appropriate in connection therewith and negotiating any settlements to be entered into in connection therewith.

SECTION 5.   Operation Standards.  The Manager shall perform the Services in accordance with and subject to the terms of the Indenture and the other Transaction Documents, the Tenant Leases, the Site Leases and applicable law and, to the extent consistent with the foregoing, (i) using the same degree of care, skill, prudence and diligence that the Owners (or any of their Affiliates, including the Manager, if applicable) employed in the management of their Data Centers and operations prior to the date hereof and that the Manager uses for other data centers and other properties it manages and (ii) with the objective of maximizing revenue and minimizing expenses on the Data Centers without regard to (A) the right or obligation of the Manager to make any Advances and (B) any other interest that the Manager may have with any Tenant or any other wholesale data centers or other properties that are owned, leased or managed by the Manager or its Affiliates (other than in accordance with Section 3(d)). Notwithstanding any of the foregoing to the contrary, the Manager will not be deemed to be acting other than in accordance with the Operation Standards in agreeing to an amendment to a Tenant Lease the effect of which results in a reduction of rent that is not in return for consideration that benefits the Data Centers (such amendment, a “Discretionary Amendment”) so long as the aggregate amount of any forgone rent as a result of such Discretionary Amendment, when taken together with any other foregone rent as a result of all other Discretionary Amendments made within the immediately preceding 12 calendar months, would not result in a reduction in the Annualized Adjusted Base Rent of the Tenant Leases (taken as a whole) of 5% or more during such 12 calendar month period.  The Site Management Services shall be of a scope and quality not less than those generally performed by professional managers of properties similar in type and quality to the Data Centers and located in the same market areas as the Data Centers. The Manager hereby acknowledges that it has received a copy of the Indenture and the other Transaction Documents and agrees to use its best efforts not to take any action or fail to take any action that would cause the Owners to be in default thereunder.

SECTION 6.   Authority of Manager.  During the Term, the parties recognize that the Manager will be acting as the exclusive agent of the Owners with regard to the Services described herein. Each Owner hereby grants to the Manager the exclusive right and authority, and hereby appoints the Manager as its true and lawful attorney-in-fact, with full authority in the place and stead of such Owner and in the name of such Owner, to negotiate, execute, implement or terminate, as circumstances dictate, for and on behalf of such Owner, any and all Tenant Leases, Site Leases, contracts, permits, licenses, registrations, approvals, amendments and other instruments, documents, and agreements as the Manager deems necessary or advisable in accordance with the Operation Standards. The Manager will also have the authority to enforce, terminate and compromise disputes under all Tenant Leases, the Site Leases and all other agreements and documents, as the Manager deems necessary and desirable in accordance with the Operation Standards. In addition, subject to the Operation Standard and Section 4(a)(vi) hereof, the Manager will have full discretion in determining whether to commence litigation on behalf of an Owner, and will have full authority to act on behalf of each Owner in any litigation proceedings or settlement discussions commenced by or against any Owner. Each Owner shall promptly execute such other or further documents as the Manager may from time to time reasonably request to more completely effect or evidence the authority of the Manager hereunder, including the delivery of such powers of attorney (or other similar authorizations) as the Manager may reasonably request to enable it to carry out the Services hereunder. Notwithstanding anything herein to the contrary, the Manager shall not have the right or power, and in no event shall it have any obligation, to institute, or to join any other Person in instituting, or to authorize a trustee or other Person acting on its behalf or on behalf of others to institute, any bankruptcy, reorganization, arrangement, insolvency, liquidation or receivership proceedings under the laws of the United States of America or any state thereof with respect to any Owner.

SECTION 7.   Operating Account; Receipts.

(a)Operating Account.  On or prior to the Effective Date, the Manager shall establish, and at all times during the Term, the Manager shall maintain, one or more operating bank accounts in the name of an Owner and/or on behalf of one or more Owners (such account or accounts being the “Operating Account”). The Owners shall deposit or cause to be deposited funds into the Operating Account for the payment of Capital Expenditures and Operating Expenses with respect to the Data Centers (other than

Priority Expenses, if any, that are paid from the Priority Expense Reserve Sub-Accounts, or Capital Expenditures (other than Maintenance Capital Expenditures), if any, that are paid from the Capital Expenditures Reserve Sub-Accounts, in each case pursuant to the Indenture and the other Transaction Documents). At all times during the Term, the Manager shall have full access to the Operating Account for the purposes set forth herein, and all checks or disbursements from the Operating Account will require only the signature of a duly authorized representative of the Manager. Funds may be withdrawn by the Manager from the Operating Account only (i) to pay Operating Expenses and Capital Expenditures in accordance with the terms hereof, (ii) to withdraw amounts deposited in error and (iii) if the Manager determines, in accordance with the Operation Standards, that the amount on deposit in the Operating Account exceeds the amount required to pay the Operating Expenses and Capital Expenditures as the same become due and payable, to make such other distributions as the Issuer, or the Manager at the direction of the Issuer, deems reasonable. The Manager may direct any institution maintaining the Operating Account to invest the funds held therein in one or more Permitted Investments as the Manager may select in its discretion. All interest and investment income realized on funds deposited therein shall be deposited to the Operating Account.

(b)Receipts.  The Manager shall direct all Receipts to be paid to or deposited in a Deposit Account as required by the Cash Management Agreement and the other Transaction Documents. If the Manager receives any Receipts directly, it shall cause such Receipts to be deposited into a Deposit Account (or to a Collection Account, to the extent required by the Indenture) within two (2) Business Days of identifying such Receipts. If the Manager identifies any amounts paid to or deposited in a Deposit Account or a Collection Account that constitute Third Party Receipts, it shall cause such amounts to be withdrawn from such Deposit Account in accordance with the applicable Account Control Agreement or withdrawn from a Collection Account in accordance with the Cash Management Agreement, in each case within two (2) Business Days of identifying such Third Party Receipts. The Manager acknowledges that the Owners are obligated under the Transaction Documents to direct all Tenants and other Persons obligated to make payments to the Owners that constitute Receipts directly to a Deposit Account. The Manager agrees to comply with such requirements and directions, and the Manager agrees to give no direction to any Tenant or other Person in contravention of such requirements or directions, nor otherwise cause any Rents or other Receipts to be paid to the Owners, the Manager, or any other person, whether at the direction of the Owners or otherwise. The Manager hereby disclaims any and all interests in the Collection Accounts, any Sub-Account and any Deposit Account and in any of the Receipts. Upon written notice from the Indenture Trustee or the Servicer that an Event of Default has occurred, the Manager agrees to apply Receipts as instructed by the Servicer.

SECTION 8.   Budgets.

(a)Contemporaneously with the execution and delivery of this Agreement, the Manager and the Owners have agreed on initial budgeted Operating Expenses (the “Budgeted Operating Expenses”) of each Owner for each Collection Period, as set forth on Exhibit A, which dollar amount will be increased annually in January of each year to reflect an annual escalator of 2.0% for all Data Centers.  The Manager shall adjust the Budgeted Operating Expenses for any Additional Data Centers added within a Collection Period pro rata based on the period from the date of addition of such Additional Data Centers through the last day of such Collection Period and the Budgeted Operating Expenses for any Additional Data Centers, as reasonably determined by the Manager at the time of addition of such Additional Data Centers. In addition, the Manager may, in its reasonable judgment, adjust the Budgeted Operating Expenses for any Data Center at the time of addition of (x) an Additional Data Center or (y) the completion of a Phase of new construction on an existing Data Center or existing Data Center campus, in each case located on the same campus to account for the reallocation of fixed Operating Expenses with respect to such campus based on an increased completed critical load power with respect to such campus or (ii) upon receipt of Rating Agency Confirmation with respect to such adjustment.  The Manager will furnish a copy of each Budget to the Indenture Trustee and the Servicer when required to satisfy the Issuer’s obligation to deliver each Budget to the Indenture Trustee and the Servicer pursuant to Section 7.02(b) of the Indenture.

(b)From time to time, the Manager, with an officer’s certificate of the Manager, may approve certain Operating Expenses and Maintenance Capital Expenditures of the Asset Entities for a Relevant Collection Period, in excess of the Monthly Expense Amount for such Collection Period, to be paid pursuant to Section 5.01(a)(vii) of the Indenture.  Following the occurrence of a catastrophe or other natural disaster, the Manager, with an officer’s certificate of the Manager, will approve such additional Operating Expenses and Maintenance Capital Expenditures to reflect increased costs as a result of such catastrophe or other natural disaster.

SECTION 9.   Operating Expenses and Capital Expenditures; Advances.

(a)The Manager is hereby authorized to incur Operating Expenses and to make Capital Expenditures on behalf of the Owners, the necessity, nature and amount of which may be determined in the Manager’s discretion in accordance with the Operation Standards.  The Manager shall use commercially reasonable efforts to incur Operating Expenses within the limits prescribed by the Budgeted Operating Expenses; provided that the Manager may at any time incur Extraordinary Expenses if and to the extent the Manager determines, in accordance with the Operation Standards, that it is reasonable to do so.

(b)The Manager shall maintain, or shall cause to be maintained, accurate records with respect to each Data Center reflecting the status of real estate and personal property taxes, ground lease payments, if any, insurance premiums, other Priority Expenses and other Operating Expenses payable in respect thereof and shall furnish to the Issuer and the Servicer from time to time such information regarding the payment status of such items as the Issuer or the Servicer may from time to time reasonably request. The Manager shall arrange for the payment of all such real estate and personal property taxes, ground lease payments, if any, insurance premiums, and other Priority Expenses with respect to the Data Centers as the same become due and payable out of funds available in the Priority Expense Reserve Sub-Accounts (in the manner contemplated by Section 4.03 of the Indenture). The Manager shall arrange for the payment of all other Operating Expenses with respect to the Data Centers to be made from the Operating Account. The payment of all Operating Expenses and the funding of all Capital Expenditures with respect to the Data Centers will be funded through available funds then on deposit in the Priority Expense Reserve Sub-Accounts, the Liquidity Reserve Sub-Accounts, the Capital Expenditures Reserve Sub-Accounts or the Operating Account, as applicable, and other than as set forth in Section 9 of this Agreement, the Manager shall have no obligation to subsidize, incur, or authorize any Operating Expense, expenses that relate to any Pass-Through Data Center Expenses or Capital Expenditure that cannot, or will not be paid by or through available funds then on deposit in the Priority Expense Reserve Sub-Accounts, the Liquidity Reserve Sub-Accounts, the Capital Expenditures Reserve Sub-Accounts or the Operating Account. If the Manager determines that the available funds then on deposit in the Priority Expense Reserve Sub-Accounts, the Liquidity Reserve Sub-Accounts, the Capital Expenditures Reserve Sub-Accounts and the Operating Account are not sufficient to pay all Operating Expenses, expenses that relate to any Pass-Through Data Center Expenses or Capital Expenditures related to the Data Centers as the same shall become due and payable, the Manager shall notify the Owners, the Servicer and the Indenture Trustee of the amount of such deficiency and, subject to the applicable provisions of the Indenture and other Transaction Documents, the Owners shall deposit, or shall cause to be deposited on their behalf, the amount of such deficiency therein as soon as practicable. In the event of any such deficiency, the Manager either (i) shall make a Property Protection Advance if required pursuant to Section 9(e) or (ii) may, in its sole discretion, elect to pay such Operating Expenses, expenses that relate to any Pass-Through Data Center Expenses or Capital Expenditure out of its own funds as a Discretionary Manager Advance pursuant to Section 9(c) hereof, but shall have no obligation to make such Discretionary Manager Advance. The Owners, jointly and severally, shall be obligated to pay or reimburse the Manager for all such Advances made by the Manager, together with Advance Interest thereon, subject to the availability of funds for that purpose under the Indenture.

(c)From time to time, the Manager may advance payments of Extraordinary Expenses with respect to the Data Centers at its discretion (each such advance, a “Discretionary Manager Advance” and, together with Property Protection Advances and Debt Service Advances, “Advances” and individually, an “Advance”). The Manager and the Indenture Trustee, as applicable, shall be entitled to reimbursement of any Advances made by it, to the extent permitted and in the priorities provided in the Indenture. Each Advance will accrue interest (“Advance Interest”) for each day that such Advance is outstanding at the Prime Rate plus 3.0% for each such day on the basis of a year of 360 days and the actual number of days elapsed in the period for which interest is paid or compounded. For the avoidance of doubt, neither the Indenture Trustee nor any other person shall be required to make any Discretionary Manager Advance hereunder, under the Indenture or under any other Transaction Document.

(d)Debt Service Advances.

(i)If, on the Manager Remittance Date, the sum of (i) the amount of funds on deposit in the Debt Service Sub-Accounts on such day and (ii) the amount on deposit in the Liquidity Reserve Sub-Account on such day is insufficient to pay the Monthly Payment Amount, then the Manager, subject to Section 9(d)(ii), will be required to make a Debt Service Advance not later than 1:00 p.m. (New York City time) on the Manager Remittance Date for the related Payment Date. To the extent that the Manager fails to make any Debt Service Advance required hereunder, the Indenture Trustee, upon written request of the Manager and subject to Section 9(d)(ii), by 3:00 p.m. (New York City time) on such Payment Date, shall make such Debt Service Advance pursuant to the terms of this Agreement.

(ii)Notwithstanding anything herein to the contrary, no Debt Service Advance shall be required to be made hereunder if such Debt Service Advance (including interest thereon) would, if made, constitute a Nonrecoverable Advance. For the avoidance of doubt it is understood that the Manager and the Indenture Trustee are not required to advance any principal due on the Notes, Prepayment Consideration, Post-ARD Additional Interest, Deferred Post-ARD Additional Interest or any Reserves. The determination by the Manager (or the Indenture Trustee, as applicable) that it has made a Nonrecoverable Advance or that any proposed Debt Service Advance, if made, would constitute a Nonrecoverable Advance, shall be made by such Person in its reasonable good faith judgment, and solely in the case of a determination made by the Manager shall be evidenced by an officer’s certificate delivered to the Indenture Trustee setting forth the basis for such determination accompanied by any other material information or reports that the Manager may have obtained and that support such determination, the cost of which reports shall be a Property Protection Advance. The Indenture Trustee shall be entitled to rely conclusively on any nonrecoverability determination made by the Manager with respect to a particular Debt Service Advance and shall have no liability with respect thereto. Any such determination will be conclusive and binding on the Indenture Trustee (if such determination is made by the Manager) and Noteholders so long as it was made in accordance with the Operation Standards (in the case of the Manager). For the avoidance of doubt, the Indenture Trustee shall be entitled to make any determination of nonrecoverability, in its reasonable good faith judgment, with respect to any Advance in its sole discretion.

(iii)The Manager and the Indenture Trustee shall each be entitled to receive Advance Interest accrued on the amount of each Debt Service Advance made thereby (with its own funds) for so long as such Debt Service Advance is outstanding. Such interest with respect to any Debt Service Advance shall be payable out of general collections on deposit in the Collection Account in accordance with the Transaction Documents.

(e)Property Protection Advances.

(i)In accordance with the Operation Standards, the Manager shall be required to make a Property Protection Advance, subject to Section 9(e)(ii), in each instance if and to the extent that funds in the Priority Expense Reserve Sub-Accounts, the Liquidity Reserve Sub-Accounts, the Capital Expenditures Reserve Sub-Accounts or the Operating Account are insufficient to pay such item when due, and the Obligors otherwise lack the funds to make such payments, and the Manager has received notice that, or has Knowledge that, the Obligors have failed to pay such item on a timely basis; provided, that in the case of any Impositions, the Manager shall not make a Property Protection Advance of any such amount if the Manager reasonably anticipates (in accordance with the Operation Standards) that such amounts will be paid by the Obligors on or before the applicable penalty date, in which case the Manager shall use efforts consistent with the Operation Standards to confirm whether such amounts have been paid. The Manager shall make a Property Protection Advance of such amounts, if necessary, not later than five Business Days following confirmation by the Manager that such amounts have not been, or are not reasonably likely to be, paid by the applicable payment date thereof. If the Manager fails to make any Property Protection Advance when otherwise required to do so, then, upon written request of the Manager and subject to Section 9(e)(ii), the Indenture Trustee shall be required to make such Property Protection Advance on the Business Day following the day on which the Manager would have been required to make such Property Protection Advance pursuant to the terms of this Agreement.

(ii)Notwithstanding anything herein to the contrary, no Property Protection Advance shall be required to be made hereunder if such Property Protection Advance would, if made, constitute a Nonrecoverable Advance. The determination by the Manager (or the Indenture Trustee, as applicable) that it has made a Nonrecoverable Advance or that any proposed Property Protection Advance, if made, would constitute a Nonrecoverable Advance, shall be made by such Person in its reasonable good faith judgment, and solely in the case of a determination made by the Manager shall be evidenced by an officer’s certificate delivered to the Indenture Trustee setting forth the basis for such determination accompanied by any other material information or reports that the Manager may have obtained and that support such determination, the cost of which reports shall itself be a Property Protection Advance. The Indenture Trustee shall be entitled to rely conclusively on any nonrecoverability determination made by the Manager with respect to a particular Property Protection Advance and shall have no liability with respect thereto. Any such determination will be conclusive and binding on the Indenture Trustee (if such determination is made by the Manager) and Noteholders so long as it was made in accordance with the Operation Standards (in the case of the Manager). For the avoidance of doubt, the Indenture Trustee shall be entitled to make any determination of nonrecoverability, in its reasonable good faith judgment, with respect to any Advance in its sole discretion.

(iii)The Manager and the Indenture Trustee shall each be entitled to receive Advance Interest accrued on the amount of each Property Protection Advance made thereby (with its own funds) for so long as such Property Protection Advance is outstanding and such interest shall be payable out of general collections on deposit in the Collection Account in accordance with the Transaction Documents.

(f)Notwithstanding anything to the contrary in this Agreement or any other Transaction Document, Servicer shall have no obligation or duty to make any Advance (as defined in the Indenture).

SECTION 10.   Compensation.  In consideration of the Manager’s agreement to perform the Services during the Term, the Owners hereby jointly and severally agree to pay to the Manager the

Management Fee for each Collection Period. The Management Fee for each Collection Period shall be payable to the Manager, solely from the Collection Account (subject to the availability of funds for such purpose in accordance with clause (vi) of Section 5.01(a) of the Indenture) during the Collection Period. Upon the expiration or earlier termination of this Agreement as set forth in Section 19 hereof, the Manager shall be entitled to receive, during the immediately succeeding Collection Period, the portion of the Management Fee which was earned by the Manager through the effective date of such expiration or termination (such earned portion being equal to the product of (a) the Management Fee that would have been payable for the Collection Period in which such expiration or termination occurred had this Agreement remained in effect and (b) a fraction, the numerator of which is the number of days in such Collection Period through the effective date of such expiration or termination, and the denominator of which is the total number of days in such Collection Period). The Manager shall be entitled to no other fees or payments from the Owners as a result of the termination or expiration of this Agreement in accordance with the terms hereof. All expenses necessary to the performance of the Manager’s duties under this Agreement, other than Operating Expenses, Capital Expenditures and Extraordinary Expenses, all of which are payable by the Owners, will be paid from the Manager’s own funds.

SECTION 11.   Employees.  The Manager shall employ, supervise and pay (or contract with a third party, including an Affiliate of the Manager, to provide, supervise and pay) at all times a sufficient number of capable employees as may be necessary for the Manager to perform the Services hereunder in accordance with the Operation Standards. All employees of the Manager will be employed at the sole cost of the Manager. All matters pertaining to the employment, supervision, compensation, promotion, and discharge of such employees are the sole responsibility of the Manager. In no circumstance shall employees of the Manager or a third party be treated as employees of the Owners. To the extent the Manager, its designee, or any subcontractor negotiates with any union lawfully entitled to represent any such employees, it shall do so in its own name and shall execute any collective bargaining agreements or labor contracts resulting therefrom in its own name and not as an agent for any Owner. The Manager or any third party with whom the Manager contracts for employees shall comply in all material respects with all applicable laws and regulations related to workers’ compensation, social security, ERISA, unemployment insurance, hours of labor, wages, working conditions, and other employer-employee related subjects.  The Manager is independently engaged in the business of performing management and operation services as an independent contractor.  All employment arrangements are therefore solely the Manager’s concern and responsibility, and the Owners shall have no liability with respect thereto.

SECTION 12.   Books, Records and Inspections.  The Manager shall, on behalf of the Owners, keep (or cause to be kept) such materially accurate and complete books and records pertaining to the Data Centers and the Services as may be necessary or appropriate under the Operation Standards. Such books and records shall include all Tenant Leases, Site Leases, corporate records, monthly summaries of all accounts receivable and accounts payable, maintenance records, Insurance Policies, receipted bills and vouchers (including, but not limited to, tax receipts, vouchers, and invoices), and other documents and papers pertaining to the Data Centers. All such books and records (“Records”) shall be kept in an organized fashion and in a secure location. During the Term, the Manager shall afford to the Owners, the Servicer and the Indenture Trustee access to any Records relating to the Data Centers and the Services within its control, except to the extent it is prohibited from doing so by applicable law or the terms of any applicable obligation of confidentiality or to the extent such information is subject to a privilege under applicable law to be asserted on behalf of the Owners. Such access shall be afforded without charge but only upon reasonable prior written request and during normal business hours at the offices of the Manager designated by it.

SECTION 13.   Insurance Requirements.

(a)Owner Insurance.  The Manager shall cause to be maintained, on behalf of the Owners, all Insurance Policies required to be maintained by the Owners pursuant to the Indenture, other

Transaction Documents and the Tenant Leases and such other Insurance Policies as the Manager shall determine to be necessary or appropriate in accordance with the Operation Standards, if any. The Manager shall prepare and present, on behalf of the Owners, claims under any such insurance policy in a timely fashion in accordance with the terms of such policy. Any payments on such policies shall be made to the Manager as agent of and for the account of the Owners, except as otherwise required by the Indenture and other Transaction Documents. All such payments shall be applied in accordance with the Indenture and the other Transaction Documents or, if the Indenture and the other Transaction Documents do not specify an application, shall be deposited into the Operating Account. The Manager shall provide to the Indenture Trustee and the Servicer on behalf of the Owners such evidence of insurance and payments of the premiums thereof required pursuant to the Owners’ obligations under Section 7.05 of the Indenture.

(b)Manager’s Insurance.  The Manager shall maintain (or cause to be maintained), at its own expense, a commercial crime policy and professional liability insurance policy. Any such commercial crime policy and professional liability insurance policy shall protect and insure the Manager against losses, including forgery, theft, embezzlement, errors and omissions and negligent acts of the employees of the Manager and shall be maintained in a form consistent with customary industry practices for managers of properties such as the Data Centers and in an amount that does not adversely affect any rating assigned by any Rating Agency to the Notes, which, for the avoidance of doubt, shall be an amount not less than $1 million and $1 million for such commercial crime policy and professional liability insurance policy, respectively. The Manager shall be deemed to have complied with this provision if one of its respective Affiliates has such commercial crime policy and professional liability insurance policy and the coverage afforded thereunder extends to the Manager. Annually, upon request of the Issuer, the Indenture Trustee or the Servicer, the Manager shall cause to be delivered to the Issuer, the Indenture Trustee and the Servicer a certification evidencing coverage under such commercial crime policy and professional liability insurance policy. Any such commercial crime policy or professional liability insurance policy shall not be cancelled by the Manager without ten (10) days’ prior written notice to the Issuer, the Indenture Trustee and the Servicer. Prior to the expiration of any such commercial crime policy or professional liability insurance policy maintained to satisfy the requirements of this Section 13, the Manager shall deliver to the Indenture Trustee and the Servicer an insurance certificate executed by the insurer or its authorized agent evidencing the renewal or replacement of such insurance policy. In cases where an Owner and the Manager maintain insurance policies that duplicate coverage, then the policies of such Owner shall provide primary coverage and the Manager’s policies shall be excess and non-contributory.

SECTION 14.   Environmental.

(a)The Manager shall not consent to the installation, use or incorporation into the Data Centers of any Hazardous Materials in violation of applicable Environmental Laws and shall not consent to the discharge, dispersion, release, storage, treatment, generation or disposal of any pollutants or toxic or Hazardous Materials in material violation of applicable Environmental Laws and covenants and agrees to take reasonable steps to comply in all material respects with applicable Environmental Laws.

(b)The Manager covenants and agrees (i) that it shall advise the Issuer, the Indenture Trustee and the Servicer in writing of each notice of any material violation of Environmental Law of which the Manager has Knowledge, promptly after the Manager obtains Knowledge thereof, and (ii) to deliver promptly to the Issuer, the Indenture Trustee and the Servicer copies of all communications from any federal, state and local governmental authorities received by the Manager concerning any such violation.

SECTION 15.   Cooperation.  Each Owner and the Manager shall cooperate with the other parties hereto in connection with the performance of any responsibility required hereunder, under the Transaction Documents or otherwise related to the Data Centers or the Services.  In the case of the Owners, such cooperation shall include (i) executing such documents and/or performing such acts as may be required to protect, preserve, enhance, or maintain the Data Centers or the Operating Account, (ii) executing such documents as may be reasonably required to accommodate a Tenant or its installations, (iii) furnishing to the Manager, on or prior to the Effective Date, all keys, key cards or access codes required in order to obtain access to the Data Centers, (iv) furnishing to the Manager, on or prior to the Effective Date, all books, records, files, abstracts, contracts, Tenant Leases, Site Leases, other Data Center agreements, materials and supplies, budgets and other Records relating to the Data Centers or the performance of the Services and (v) providing to the Manager such other information as Manager considers reasonably necessary for the effective performance of the Services. In the case of the Manager, such cooperation shall include cooperating with the Indenture Trustee, Servicer, potential purchasers of any of the Data Centers, appraisers, sellers of data centers, auditors and their respective agents and representatives, with the view that such parties shall be able to perform their duties efficiently and without interference. Each Owner and the Manager shall fully cooperate with all reasonable requests of the Servicer in its duty to obtain an appraisal. In no event shall any appraiser be considered an affiliate of the Servicer.

SECTION 16.   Representations and Warranties of Manager.  The Manager makes the following representations and warranties to the Owners all of which shall survive the execution, delivery, performance of this Agreement:

(a)The Manager is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b)The Manager’s execution and delivery of, performance under, and compliance with this Agreement, will not violate the Manager’s organizational documents or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in a material breach of, any material agreement or other material instrument to which it is a party or by which it is bound.

(c)The Manager has the full power and authority to own its properties, to conduct its business as presently conducted by it and to enter into and consummate all transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement.

(d)This Agreement, assuming due authorization, execution and delivery by each of the other parties hereto, constitutes a valid, legal and binding obligation of the Manager, enforceable against the Manager in accordance with the terms hereof, subject to (A) applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforcement of creditors’ rights generally, and (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law.

(e)The Manager is not in violation of, and its execution and delivery of, performance under, and compliance with, this Agreement will not constitute a violation of, any law, any order or decree of any court or arbiter, or any order, regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Manager’s good faith and reasonable judgment, is likely to affect materially and adversely either the ability of the Manager to perform its obligations under this Agreement or the financial condition of the Manager.

(f)The Manager’s execution and delivery of, performance under and compliance with, this Agreement do not breach or result in a violation of, or default under, any material indenture, mortgage, deed of trust, agreement or instrument to which the Manager is a party or by which the Manager is bound or to which any of the property or assets of the Manager are subject.

(g)No consent, approval, authorization or order of any state or federal court or governmental agency or body is required for the consummation by the Manager of the transactions contemplated herein, except for those consents, approvals, authorizations or orders that previously have been obtained.

(h)No litigation is pending or, to the Manager’s Knowledge, threatened against the Manager that, if determined adversely to the Manager, would prohibit the Manager from entering into this Agreement or that, in the Manager’s good faith and reasonable judgment, is likely to materially and adversely affect either the ability of the Manager to perform its obligations under this Agreement or the financial condition of the Manager.

SECTION 17.   Representations and Warranties of Owners.  Each Owner makes, at the time such Owner becomes a Party hereto, the following representations and warranties to the Manager, all of which shall survive the execution, delivery, performance or termination of this Agreement:

(a)Such Owner is a corporation, limited liability company, partnership or trust duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

(b)Such Owner’s execution and delivery of, performance under, and compliance with this Agreement, will not violate such Owner’s organizational documents or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in a material breach of, any material agreement or other material instrument to which it is a party or by which it is bound.

(c)Such Owner has the full power and authority to own its properties, to conduct its business as presently conducted by it and to enter into and consummate all transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement.

(d)This Agreement, assuming due authorization, execution and delivery by each of the other parties hereto, constitutes a valid, legal and binding obligation of such Owner, enforceable against such Owner in accordance with the terms hereof, subject to (A) applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforcement of creditors’ rights generally, and (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law.

(e)Such Owner is not in violation of, and its execution and delivery of, performance under and compliance with this Agreement will not constitute a violation of, any law, any order or decree of any court or arbiter, or any order, regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in such Owner’s good faith and reasonable judgment, is likely to affect materially and adversely either the ability of such Owner to perform its obligations under this Agreement or the financial condition of such Owner.

(f)No consent, approval, authorization or order of any state or federal court or governmental agency or body is required for the consummation by such Owner of the transactions contemplated herein, except for those consents, approvals, authorizations or orders that previously have been obtained.

(g)No litigation is pending or, to the best of such Owner’s Knowledge, threatened against such Owner that, if determined adversely to such Owner, would prohibit such Owner from entering into this Agreement or that, in such Owner’s good faith and reasonable judgment, is likely to materially and adversely affect either the ability of such Owner to perform its obligations under this Agreement or the financial condition of such Owner.

SECTION 18.   Removal or Acquisition of Data Centers; Additional Owners.  If during the Term of this Agreement an Owner assigns, disposes of or otherwise transfers all of its right, title and interest in and to any Data Center to a Person other than another Owner or the Indenture Trustee or a designee of the Indenture Trustee (whether pursuant to a taking under the power of eminent domain or otherwise but, in any event, in accordance with the provisions of the Indenture), or otherwise ceases to have an interest in a Data Center, this Agreement shall terminate (as to that Data Center only) on the date of such assignment, disposition or transfer and the Owners shall promptly deliver to the Manager (with a copy to the Indenture Trustee) an amended Schedule I reflecting the removal of such Data Center from the scope of this Agreement. Upon the termination of this Agreement as to a particular Data Center, the Manager and the Owners shall be released and discharged from all liability hereunder with respect to such Data Center for the period from and after the applicable termination date (except for rights and obligations hereunder that are expressly stated to survive such termination) and the Manager shall have no further obligation to perform any Site Management Services with respect thereto from and after such date. In addition, the Owners may at any time add a Data Center to Schedule I in connection with a property addition permitted under the terms of the Indenture and other Transaction Documents. Upon such property addition, the Owners shall promptly deliver to the Manager (with a copy to the Indenture Trustee) an amended Schedule I reflecting the addition of such Data Center, whereupon the Manager shall assume responsibility for the performance of the Site Management Services hereunder with respect to such Data Center. In addition, effective upon the accession to the Indenture of an Additional Asset Entity, such Additional Asset Entity shall become a party hereto as an “Additional Owner” and the Additional Data Centers of such Additional Asset Entity shall become Data Centers managed hereunder. The Owners shall promptly deliver to the Manager (with a copy to the Indenture Trustee) an amended Schedule I reflecting the addition of any such Data Centers, whereupon the Manager shall assume responsibility for the performance of the Site Management Services hereunder with respect to such Data Centers and Administrative Services with respect to such Additional Owner.

SECTION 19.   Term of Agreement.

(a)Term.  This Agreement shall be in effect during the period (the “Term”) commencing on the date hereof and ending at 5:00 P.M. (New York time) on the Expiration Date, unless sooner terminated in accordance with the provisions of this Section 19. The Expiration Date under this Agreement may be extended from time to time at the option of the Issuer pursuant to a written notice to that effect (an “Extension Notice”), as accepted and agreed to by the Manager. Upon delivery of an Extension Notice (that has been accepted and agreed to by the Manager), the then-current Expiration Date shall be automatically extended to the date specified therein without any further action by any party.

(b)Termination for Cause.  The Issuer and the Servicer shall both have the right to terminate this Agreement and cause the Manager to be replaced with an Acceptable Manager, upon the earliest to occur of any one or more of the following events: (i) the declaration of an Event of Default, (ii) the DSCR is less than 1.10:1.0 as of the end of any calendar month and the Servicer reasonably determines in good faith that such decline in the DSCR is primarily attributable to acts or omissions of the Manager rather than factors affecting the Asset Entities’ industry generally, (iii) the Manager has engaged in fraud, gross negligence or willful misconduct in connection with its performance under this Agreement or (iv) a default on the part of the Manager in the performance of its obligations under this Agreement (other than any obligation to make an Advance if the Manager reasonably determines that it does not have the financial wherewithal to make such Advance), and, with respect to the events specified in clause (iv) such event could reasonably be expected to have a Material Adverse Effect and remains unremedied for thirty (30) days after the Manager has actual knowledge or receives written notice thereof from the Indenture Trustee or the Servicer (provided, however, if such default is reasonably susceptible of cure, but not within such 30-day period, then the Manager will be permitted up to an additional ninety (90) days to cure such default; provided that the Manager diligently and continuously pursues such cure).

(c)Automatic Termination for Bankruptcy, Etc.  If the Manager or any Owner files a petition for bankruptcy, reorganization or arrangement, or makes an assignment for the benefit of the creditors or takes advantage of any insolvency or similar law, or if a receiver or trustee is appointed for the assets or business of the Manager or any Owner and is not discharged within ninety (90) days after such appointment, then this Agreement shall terminate automatically; provided that if any such event shall occur with respect to less than all of the Owners, then this Agreement will terminate solely with respect to the Owner or Owners for which such event has occurred and the respective Data Centers owned, leased or managed by such Owner(s). Upon the termination of this Agreement as to a particular Owner, the Manager and such Owner shall be released and discharged from all liability hereunder for the period from and after the applicable termination date (except for rights and obligations hereunder that are expressly stated to survive any termination) and the Manager shall have no further obligation to perform any Services for such Owner or any Data Centers owned, leased or managed by such Owner from and after such date.

(d)Resignation By Manager.  Unless and until the Indenture has terminated in accordance with its terms and all Obligations due and owing thereunder and under the other Transaction Documents have been paid in full, the Manager shall not resign from the obligations and duties hereby imposed on it hereunder except upon determination that (i) the performance of its duties hereunder is no longer permissible under applicable law and (ii) there is no reasonable action which can be taken to make the performance of its duties hereunder permissible under applicable law. Any such determination under clause (i) above permitting the resignation of the Manager shall be evidenced by an opinion of counsel (who is not an employee of the Manager) to such effect delivered, and in form and substance reasonably satisfactory, to the Issuer and the Servicer. From and after the date on which the Indenture has terminated in accordance with its terms and all Obligations due and owing thereunder and under the other Transaction Documents have been paid in full, the Manager shall have the right in its sole and absolute discretion, upon thirty (30) days prior written notice to the Issuer and the Servicer, to resign at any time from the obligations and duties hereby imposed on it.  This Agreement shall terminate on the effective date of any resignation of the Manager permitted under this paragraph (d).

(e)For the avoidance of doubt, in no event shall the Indenture Trustee be a replacement or successor Manager.

SECTION 20.   Duties Upon Termination.  Upon the expiration or termination of the Term, the Manager shall have no further right to act for any Owner or to draw checks on the Operating Account and shall promptly (i) furnish to the Issuer or its designee all keys, key cards or access codes required in order to obtain access to the Data Centers, (ii) deliver to the Issuer or its designee all Receipts received after such termination, (iii) deliver to the Issuer or its designee all books, files, abstracts, contracts, Tenant Leases, Site Leases, other Data Center agreements, materials and supplies, budgets and other Records relating to the Data Centers or the performance of the Services and (iv) upon request, assign, transfer, or convey, as required, to the respective Owners all service contracts and personal property relating to or used in the operation and maintenance of the Data Centers, except any personal property which was paid for and is owned by the Manager. The Manager shall also, for a period of ninety (90) days after such expiration or termination, make itself available to consult with and advise the Owners regarding the operation and maintenance of the Data Centers or otherwise to facilitate an orderly transition of management to a new manager of the Data Centers. This Section 20 shall survive the expiration or earlier termination of this Agreement (whether in whole or part).

SECTION 21.   Indemnities.

(a)Subject to Section 23(g) hereof, the Owners, jointly and severally, agree to indemnify, defend and hold the Manager harmless from and against, any and all suits, liabilities, damages, or claims for damages (including any reasonable attorneys’ fees and other reasonable costs and expenses relating to any such suits, liabilities or claims), in any way relating to the Data Centers, the Manager’s performance of the Services hereunder, or the exercise by the Manager of the powers or authorities herein or hereafter granted to the Manager, except for those actions, omissions and breaches of the Manager in relation to which the Manager has agreed to indemnify the Owners pursuant to Section 21(b) hereof.

(b)Subject to Section 23(g) hereof, the Manager agrees to indemnify, defend and hold the Owners harmless from and against any and all suits, liabilities, damages, or claims for damages (including any reasonable attorneys’ fees and other reasonable costs and expenses relating to any such suits, liabilities or claims), in any way arising out of (i) any acts or omissions of the Manager or its agents, officers or employees in the performance of the Services hereunder constituting fraud, gross negligence or willful misconduct or (ii) any material breach of any representation or warranty made by the Manager hereunder.

(c)“Indemnified Party” and “Indemnitor” shall mean the Manager (and its employees, directors, officers, agents, representatives and shareholders) and the Owners, respectively, as to Section 21(a) hereof and shall mean the Owners and the Manager, respectively, as to Section 21(b) hereof. If any action or proceeding is brought against an Indemnified Party with respect to which indemnity may be sought under this Section 21, the Indemnitor, upon written notice from the Indemnified Party, shall assume the investigation and defense thereof, including the employment of counsel and payment of all expenses.  The Indemnified Party shall have the right to employ separate counsel in any such action or proceeding and to participate in the defense thereof, but the Indemnitor shall not be required to pay the fees and expenses of such separate counsel unless such separate counsel is employed with the written approval and consent of the Indemnitor, which shall not be unreasonably withheld or refused.

(d)The indemnities in this Section 21 shall survive the expiration or termination of this Agreement.

SECTION 22.   Other Management Agreements. The Owners hereby acknowledge and agree that the Manager may become a party to Other Management Agreements and, as a result, the Manager may engage in business activities that are in competition with the business of the Owners in respect of the Data Centers. Nothing in this Agreement shall in any way preclude the Manager or its Affiliates, subsidiaries, officers, employees and agents from engaging in any business activity (including the operation, maintenance, leasing and/or marketing of data centers for itself or for others), even if, by doing so, such activities could be construed to be in competition with the business activities of the Owners; provided that (i) if the Tenant with respect to a Data Center is an Affiliate of the Manager, the Manager shall perform all Services in respect of such Data Center in substantially the same manner as if such Tenant were not an Affiliate, (ii) if the Manager arranges for a lease of a data center with a tenant that is also a Tenant under a Tenant Lease, such new lease will be separate from and independent of the Tenant Lease(s) between the Tenant and the applicable Owner(s), (iii) unless a Data Center has been disposed of or terminated by an Owner in accordance with the Indenture and the other Transaction Documents, the Manager will not solicit a Tenant to terminate a Tenant Lease for a Data Center and replace such Tenant Lease with a lease for a data center site owned by a Person that is not an Owner and (iv) in all cases the Manager shall perform its duties and obligations hereunder in accordance with the Operation Standards notwithstanding any potential conflicts of interest that may arise, including any relationship that the Manager may have with any Tenant or any other owners of data center sites that it manages.

SECTION 23.   Miscellaneous.

(a)Amendments.  No amendment, supplement, waiver or other modification of this Agreement shall be effective unless in writing and executed and delivered by the Manager and the Owners; provided that, until the Indenture has been terminated in accordance with its terms and all Obligations due and owing thereunder and under the other Transaction Documents have been paid in full, any material amendment, supplement, waiver or other modification of this Agreement shall also require the consent of the Servicer, and receipt of Rating Agency Confirmation, but shall not require the consent of any Noteholder. No failure by any party hereto to insist on the strict performance of any obligation, covenant, agreement, term or condition of this Agreement, or to exercise any right or remedy available upon a breach of this Agreement, shall constitute a waiver of any of the terms of this Agreement.

(b)Notices.  Any notice or other communication required or permitted hereunder shall be in writing and may be delivered personally, by electronic mail or by commercial overnight carrier, telecopied or mailed (postage prepaid via the US postal service) to the applicable party at the following address (or at such other address as the party may designate in writing from time to time); provided, however, any such notice or communication shall be deemed to be delivered only when actually received by the party to whom it is addressed:

(1)	To any Owner:

c/o DI Issuer LLC

400 Continental Blvd, Ste. 500

El Segundo, CA  90245

E-mail: gdoyle@landmarkdividend.com
Attention: George Doyle

(2)	To the Manager:

c/o Landmark Infrastructure Partners GP LLC

400 Continental Blvd, Ste. 500
El Segundo, CA  90245

E-mail: gdoyle@landmarkdividend.com

Attention: George Doyle

(c)Assignment, Etc.  The provisions of this Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns. None of the rights, interests, duties, or obligations created by this Agreement may be assigned, transferred, or delegated in whole or in part by the Manager or any Owner, and any such purported assignment, transfer, or delegation shall be void; provided, however, that (i) the Owners may assign this Agreement to the Indenture Trustee on behalf of the Noteholders and grant a security interest in their rights and interests hereunder pursuant to the Indenture and the other Transaction Documents and (ii) the Manager may in accordance with the Operation Standards, utilize the services of third-party service providers (including Affiliates of the Manager), either directly by contracting with such third-party or indirectly by causing an Owner to enter into a contract with such third-party, to perform all or any portion of its Services hereunder. Notwithstanding the appointment of a third-party service provider, the Manager shall remain primarily liable to the Owners to the same extent as if the Manager were performing the Services alone, and the Manager agrees that no additional compensation shall be required to be paid by the Owners in connection with any such third-party service provider. The Manager hereby acknowledges that all of the rights of the Owners hereunder have been assigned to the Indenture Trustee on behalf of the Noteholders as collateral security for the Obligations. The Indenture Trustee and the Servicer are intended third-party beneficiaries of this Agreement.

(d)Entire Agreement; Severability.  This Agreement constitutes the entire agreement between the parties hereto, and no oral statements or prior written matter not specifically incorporated herein shall be of any force or effect. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby.

(e)Limitations on Liability.

(i)Notwithstanding anything herein to the contrary, neither the Manager nor any director, officer, employee or agent of the Manager shall be under any liability to the Owners or any other Person for any action taken, or not taken, in good faith pursuant to this Agreement, or for errors in judgment; provided, however, that this provision shall not protect the Manager against any liability to the Owners, the Servicer or the Indenture Trustee for the material breach of a representation or warranty made by the Manager herein or against any liability which would otherwise be imposed on the Manager solely attributable to the Manager’s fraud, gross negligence or willful misconduct in the performance of the Services hereunder.

(ii)No party will be liable to any other for special, indirect, incidental, exemplary, consequential or punitive damages, or loss of profits, arising from the relationship of the parties or the conduct of business under, or breach of, this Agreement.

(iii)Notwithstanding any other provision of this Agreement or any rights which the Manager might otherwise have at law, in equity, or by statute, any liability of an Owner to the Manager shall be satisfied only from such Owner’s interest in the Data Centers, the Tenant Leases, the Insurance Policies and the proceeds thereof, and then only to the extent that such Owner has funds available to satisfy such liability in accordance with the Indenture and the other Transaction Documents (any such available funds being hereinafter referred to as “Available Funds”). In the event the Available Funds of an Owner are insufficient to pay in full any such liabilities of an Owner, the excess of such liabilities over such Available Funds shall not constitute a claim (as defined in the United States Bankruptcy Code) against such Owner unless and until a proceeding of the type described in Section 23(j) hereof is commenced against such Owner by a party other than the Manager.

(iv)No officer, director, employee, agent, shareholder, member or Affiliate of any Owner or the Manager (except, in the case of an Owner, for Affiliates that are also Owners hereunder) shall in any manner be personally or individually liable for the obligations of any Owner or the Manager hereunder or for any claim in any way related to this Agreement or the performance of the Services.

(v)The provisions of this Section 23(e) shall survive the expiration or earlier termination of this Agreement (whether in whole or in part).

(f)Governing Law; Jurisdiction; Waiver of Jury Trial.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK). EACH PARTY HERETO IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT OR UNITED STATES FEDERAL COURT SITTING IN THE BOROUGH OF MANHATTAN, THE CITY OF NEW YORK IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR IN RELATION TO THIS AGREEMENT. EACH OF THE PARTIES HERETO WAIVES, TO THE

FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT, OR ANY MATTER ARISING HEREUNDER OR THEREUNDER.

(g)Litigation Costs.  If any legal action or other proceeding of any kind is brought for the enforcement of this Agreement or because of a default, misrepresentation, or any other dispute in connection with any provision of this Agreement or the Services, the successful or prevailing party shall be entitled to recover all fees and other costs incurred in such action or proceeding, in addition to any other relief to which it may be entitled.

(h)Confidentiality.  Each party hereto agrees to keep confidential (and (a) to cause its respective officers, directors and employees to keep confidential and (b) to use its best efforts to cause its respective agents and representatives to keep confidential) the Information (as defined below) and all copies thereof, extracts therefrom and analyses or other materials based thereon, except that the parties hereto shall be permitted to disclose Information (i) to the extent required by the Transaction Documents, applicable laws and regulations or by any subpoena or similar legal process, (ii) as requested by any Rating Agency, (iii) to the extent the Manager reasonably determines disclosure is necessary or advisable to perform the Services, (iv) to the extent provided in any Private Placement Memorandum, (v) to the parties to the Indenture who are subject to the confidentiality provisions contained therein and (vi) to actual or prospective Tenants. For the purposes of this paragraph (h), the term “Information” shall mean the terms and provisions of this Agreement and all financial statements, certificates, reports, Records, agreements and information (including the Tenant Leases and all analyses, compilations and studies based on any of the foregoing) that relate to the Data Centers or the Services, other than any of the foregoing that are or become publicly available other than by a breach of the confidentiality provisions contained herein.

(i)Issuer as Agent.  Each of the Owners hereby appoints the Issuer to serve as its representative and agent to act, make decisions, and grant any necessary consents or approvals hereunder, collectively, on behalf of such Owner. Each Owner hereby authorizes the Issuer to take such action as agent on its behalf and to exercise such powers as are delegated to the Issuer by the terms hereof, together with such powers as are reasonably incidental thereto.

(j)No Petition.  Prior to the date that is one year and one day after the date on which the Indenture has been terminated in accordance with its terms and all Obligations thereunder and under the other Transaction Documents have been paid in full, the Manager shall not institute, or join any other Person in instituting, or authorize a trustee or other Person acting on its behalf or on behalf of others to institute, any bankruptcy, reorganization, arrangement, insolvency, liquidation or receivership proceedings under the laws of the United States of America or any state thereof against any Owner.

(k)Headings.  Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to effect the construction of, or to be taken into consideration in interpreting, this Agreement.

(l)Counterparts.  This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall constitute an original, but all of which when taken together shall constitute one contract. Delivery of an executed counterpart of this Agreement in Portable Document Format (PDF) or by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

(m)Patriot Act.  The parties hereto acknowledge that in accordance with the Customer Identification Program (CIP) requirements established under the Uniting and Strengthening America by

Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Title III of Pub. L. 107 56 (signed into law October 26, 2001) and its implementing regulations (collectively, USA PATRIOT Act), the Indenture Trustee in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Indenture Trustee. Each party hereby agrees that it shall provide the Indenture Trustee with such information as the Indenture Trustee may request from time to time in order to comply with any applicable requirements of the Patriot Act.

(n)Electronic Execution. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Manager, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

Manager:

LANDMARK INFRASTRUCTURE PARTNERS GP LLC, as Manager

By:	/s/ George Doyle
Name:	George P. Doyle
Title:	Chief Financial Officer

Initial Owners:

DI Issuer LLC, as Issuer

By:	/s/ George Doyle
Name:	George P. Doyle
Title:	Chief Financial Officer

LMRK DI PROPCO LLC, as Owner

By:	/s/ George Doyle
Name:	George P. Doyle
Title:	Chief Financial Officer

LMRK DI PROPCO CAN-BO LLC, as Owner

By:	/s/ George Doyle
Name:	George P. Doyle
Title:	Chief Financial Officer

LMRK DI PROPCO CAN-RO HOLDINGS LTD., as Owner

By:	/s/ George Doyle
Name:	George P. Doyle
Title:	Chief Financial Officer

Indenture Trustee:

WILMINGTON TRUST, NATIONAL ASSOCIATION, not in its individual capacity but solely as Indenture Trustee

By:	/s/ Cynthia Major
Name:	Cynthia L. Major
Title:	Banking Officer

SCHEDULE I

List of Data Centers

1.	11707 Miracle Hills Drive, Omaha, NE
2.	4200 194th St. SW, Lynnwood, WA
3.	1099 Walnut Ridge Drive, Hartland, WI
4.	55 Challenger Road, Ridgefield Park, NJ
5.	2703 Ena Drive, Lansing, MI
6.	4428 South Creyts Road, Lansing, MI
7.	21700 Melrose Ave, Southfield, MI
8.	21666 Melrose Ave, Southfield, MI
9.	5600 United Drive, Smyrna, GA
10.	250 Locke Drive, Marlborough, MA
11.	260 Locke Drive, Marlborough, MA
12.	1800 Argentia Road, Mississauga, ON L5N 3K3, Canada

EXHIBIT A

Initial Budgeted Operating Expenses

As of the Closing Date, the Budgeted Operating Expenses for a Collection Period will be equal to the sum of (i) the product of (A) $0.25 per square foot of Leased Capacity pursuant to each Powered Shell Tenant Lease and each Tenant Lease at a Closing Date Other Property or any Additional Other Property for such Collection Period (which dollar amount will be increased annually in January of each year to reflect an annual escalator of 2.0% for all such Data Center(s)) multiplied by (B) the Unreimbursed Expense Percentage for any Closing Date Data Center for such Collection Period and (ii) the product of (A) $15.00 per kW of Leased Capacity pursuant to each Turn Key Tenant Lease and each other Tenant Lease (other than any Powered Shell Tenant Lease and any Tenant Lease at a Closing Date Other Property or any Additional Other Property) multiplied by (B) the Unreimbursed Expense Percentage for such Collection Period.

EXHIBIT B

Form of Manager Report

[On file with the Issuer]